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                                                                Exhibit 2(1)


VOTING TRUST AGREEMENT made the 13th day of August, 1996 AMONG:
                  RED REEF LIMITED a corporation incorporated pursuant to the laws of the British Virgin Islands (the "Shareholder")


                                                               OF THE FIRST PART

                                     - and -
                  THE CHAIRMAN OF THE CORPORATION (the "Trustee")

                                                              OF THE SECOND PART

                                     - and -

                  XENOTECH INC., a corporation incorporated under the laws of Alberta (the "Corporation")

                                                               OF THE THIRD PART

         WHEREAS the Shareholder, pursuant to a Deed of Option dated May 15, 1996, exercised its option to acquire 6,000,000 Common Shares in the capital of the Corporation, all of which are subject to an escrow agreement dated August 4, 1994; and

         WHEREAS The Alberta Stock Exchange has approved of the acquisition and the requisite transfer within escrow of the said shares on the condition that the Shareholder enter into a voting trust agreement. This condition was imposed by The Alberta Stock Exchange to prevent the possibility of the Shareholder exercising the voting rights of the Shares contrary to the intentions of the management of the Corporation, and by virtue of the aggregate voting rights superseding that of the management of the Corporation, thereby invoke a change of control; and

         WHEREAS the Shareholder has agreed to enter into this Agreement for the purpose of assuring the continuity of the management and policies of the Corporation.

         IN CONSIDERATION of the mutual covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

1. The Shareholder represents and warrants that it is the registered holder and beneficial holder of 6,000,000 Common Shares of the Corporation which are currently subject to an escrow agreement dated August 4, 1994 (the "Shares").



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2. During the continuance of this Agreement, and subject to the terms of this
Agreement, the Trustee shall have the exclusive right, in his sole discretion, to receive all notices of and to attend all meetings of the Shareholders of the Corporation and to vote, in person or by proxy, and otherwise exercise all rights attaching to the shares of the Corporation registered in the name of the Shareholder and held by it pursuant to this Agreement, for the sole purpose of nominating and electing the directors of the Corporation from time to time, and for fixing the number of directors to be elected from time to time. The Shareholder shall, from time to time and at all times, take such actions and execute and deliver to the Trustee such documents as may be reasonably requested or required by the Trustee to exercise his rights or any of them in respect of the said shares, including, but not limited to, the execution and delivery of such proxies and other documents as shall enable the Trustee to exercise the voting rights attached to such shares.

3. All cash or other dividends and other cash distributions, if any, declared and paid in respect of the shares subject of this Agreement shall be for the benefit of and paid to the Shareholder.

4. The Trustee hereby accepts the trusts created hereunder and agrees to carry out and discharge his duties and obligations hereunder to the best of his abilities. In carrying out his duties and responsibilities under this Agreement, the Trustee shall not be responsible for any loss occasioned by his actions and shall incur no liability or responsibility by reason of any error, mistake, action or omission made or done under or pursuant to this Agreement, except for his own willful or negligent default.

         Should the Chairman of the Corporation as of the date hereof resign or be removed from such position, he shall remain party to this Agreement until the board of directors of the Corporation appoints a new chairman.

5. If during the term of this Agreement the Shareholder, with the approval of The Alberta Stock Exchange, sells a portion of the Free-Trading Shares or transfers a portion of the Escrowed Shares, the Trustee shall be released from its obligations in respect of the portion of Shares so transferred or sold, if approval of The Alberta Stock Exchange is obtained for such release.

6. This Agreement shall continue of full force and effect upon and in respect of the Shares as long as The Alberta Stock Exchange is of the view that the Shareholder could potentially disrupt the management and policies of the Corporation by exercising the voting rights of the aggregate number of Shares held by the Shareholder contrary to the intentions of the management of the Corporation. This Agreement will be terminated upon the consent of The Alberta Stock Exchange.

7. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first written above.

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                                         RED REEF LIMITED



                                         Per:
                                             -----------------------------------


                                         Per:
                                             -----------------------------------


--------------------------------------   ---------------------------------------
Witness                                  NEIL SPEAKMAN, CHAIRMAN


                                         XENOTECH INC.



                                         Per:
                                             -----------------------------------


                                         Per:
                                             -----------------------------------

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